Exhibit 10.7

SALES AGENCY AND AFTERMARKET SUPPORT AGREEMENT

This SALES AGENCY AND AFTERMARKET SUPPORT AGREEMENT (“Agreement”) is made effective December 23, 2024 (the “Effective Date”) between Trina Solar (U.S.), Inc., a Delaware corporation, with its principal place of business at 7100 Stevenson Boulevard, Fremont, CA 94538 (“TUS”), and Trina Solar US Manufacturing Module 1, LLC, a Texas limited liability company, with offices at 1200 Sunrise Road, Wilmer Texas 75125 (“TUM 1”). TUS and TUM 1 hereinafter are referred to individually as a “Party” or collectively as the “Parties”.

(A)	WHEREAS, TUS and TUM 1 are parties to that certain Marketing and Services Agreement (the “Prior Agreement”), dated July 16, 2024, pursuant to which TUS provided certain marketing and administrative services necessary for TUM 1’s operation of the Solar Module Manufacturing Facility (as defined below);

(B)	WHEREAS, Trina Solar (Schweiz) AG, an entity organized under the Laws of Switzerland and an Affiliate of TUS (“TSW”), and FREYR Battery, Inc., a Delaware corporation and, following Closing (as defined below), an Affiliate of TUM 1 (“FREYR”), entered into that certain Transaction Agreement effective as of November 6, 2024 (the “Transaction Agreement”), and, as a result of the transactions contemplated in the Transaction Agreement, TUM 1 will no longer be an indirect subsidiary of TSW and will become an indirect subsidiary of FREYR upon the closing of the transactions contemplated in the Transaction Agreement (the “Closing”);

(C)	WHEREAS, under Section 6.9 of the Transaction Agreement, TSW and FREYR agreed to negotiate in good faith, prior to the Closing, to amend, restate and rename the Prior Agreement substantially on the terms set forth in the Term Sheet for the Sales Agency and Aftermarket Agreement set forth on Schedule A-8 to the Transaction Agreement;

(D)	WHEREAS, each of TUS and TUM 1 agree to amend, restate and rename the Prior Agreement, on behalf of itself and its Affiliates, on the terms and conditions set forth herein and agree to enter into this Agreement effective as of the Effective Date; and

(E)	WHEREAS, this Agreement amends, restates and renames the Prior Agreement on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein, the Parties agree as follows:

1.	Definitions. In addition to other terms defined in this Agreement, the following terms will have the assigned meaning when used in this Agreement:

1.1	“Adjusted EBITDA” means for TUM 1 or for TUM 1 and TUM 2, as applicable, the sum of (i) consolidated net income, determined in accordance with GAAP, plus (ii) without duplication and to the extent deducted in determining the consolidated net income, in each case, determined in accordance with GAAP, the sum of (A) consolidated interest expense, (B) consolidated income Tax expense and (C) all amounts attributed to depreciation or amortization less (iii) the G&A Allocation less (iv) to the extent not taken into account in calculating consolidated net income, all costs and expenses contemplated by the Commercial Agreements including the 5-plus GW Commissions, the Warranty and Aftermarket Support Fees and the Services Cost and Expenses (as defined in the Module Operational Support Agreement) but excluding, the Service Fee (as defined in the Module Operational Support Agreement) and the Bonus Commission.

1.2	“Affiliate” of any Person means another Person that directly or indirectly through one of more intermediaries Controls, is Controlled by or is under common Control with, such first Person.

1.3	“Amended IP License Agreement” means the Intellectual Property License Agreement between TCZ and TUM 1 dated July 16, 2024, as amended by that certain Amendment No. 1 to be executed on or before the Closing Date by TCZ and TUM 1.

1.4	“Annual Commission and Royalty Cap” means an aggregate cap per calendar year of two hundred million dollars ($200,000,000) for all payments by TUM 1 (i) pursuant to the Trademark License Agreement with respect to the Initial Trademark Royalties (as such term is defined in the Trademark License Agreement), (ii) pursuant to the Amended IP License Agreement with respect to the Initial IP Royalties (as such term is defined in the Amended IP License Agreement) (together, the foregoing (i) and (ii), “Royalties”) and (iii) of Commissions payable pursuant to this Agreement.

1.1	“Business Day” means each day that is not (i) a Saturday, Sunday, or (ii) other day on which banking institutions located in Shanghai, People’s Republic of China, New York, New York, are or obligated by Law or executive order to close.

1.2	“Closing Date” means the date on which the Closing occurs in accordance with the Transaction Agreement.

1.3	“Code” means the Internal Revenue Code of 1986, as amended.

1.5	“Commercial Agreements” means (i) this Agreement; (ii) the Amended IP License Agreement; (iii) the Solar Cells Sales Agreement; (iv) the Polysilicon Sales Agreement; (v) the Module Operational Support Agreement; (vi) the Trademark License Agreement; (vii) the IP License Agreement; (viii) the IP Sublicense Agreement; (ix) the TUS Offtake Agreement; (x) the Solar Cell Operational Support Agreement; and (xi) the Solar Wafer Sales Agreement.

1.6	“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled” and “under common Control with” have correlative meanings.

1.7	“Covered Products” means Solar Modules branded with Trina Licensed Trademarks and sold by TUM 1 in the Territory, including, any Solar Modules sold by TUM 1 under the Current Offtake Agreements. As of the Effective Date, the Covered Products are set forth on Exhibit C attached hereto.

1.8	“Credit Agreement” means that certain Credit Agreement, dated July 16, 2024, by and among TUM 1, as borrower, HSBC Bank USA, N.A., as administrative agent, HSBC Bank USA, N.A., as collateral agent, and the other lenders from time to time party thereto, as amended from time to time.

1.9	“Current Offtake Agreements” means the TUS Offtake Agreement and the RWE Offtake Agreement.

1.10	“Customer” means each purchaser of Covered Products in the Territory.

1.11	“Customer Contract” means a written contract by and between TUM 1, as seller, and a Customer, as purchaser, in a form adopted by TUM 1 in accordance with Section 3.2.

1.12	“Encompass Stock Purchase Agreement” means that certain Convertible Series A Preferred Stock Purchase Agreement, dated as of November 6, 2024, entered into by and between FREYR and the Purchasers listed on Schedule I thereto.

1.13	“Facility Investment Decision” means the decision by FREYR to proceed with its final investment decision with respect to the Solar Cell Manufacturing Facility under the Encompass Stock Purchase Agreement. For avoidance of doubt, the date on which the Facility Investment Decision is deemed to be made for purposes of this Agreement will be the date such decision is made under the Encompass Stock Purchase Agreement.

1.14	“GAAP” means generally accepted accounting principles in the United States, as in effect on the date or for the period with respect to which such principles are applied as adopted by FREYR in preparation of its annual financial statements.

1.15	“G&A Allocation” means (i) eight million U.S. dollars (8,000,000 U.S. dollars) until the date on which the Facility Investment Decision is made by FREYR and (ii) fifteen million U.S. dollars (15,000,000 U.S. dollars) thereafter.

1.4	“Governmental Authority” means any nation or government; any state, municipality or other political subdivision thereof; and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, taxing, regulatory, administrative or other similar functions of, or pertaining to, governance; and any executive official thereof.

1.16	“GW” means gigawatts.

1.17	“Intellectual Property” means any and all intellectual property, industrial property rights and rights in confidential information of every kind and description throughout the world, including all U.S. and foreign (i) patents, patent applications, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (including all registrations and applications for registration of the foregoing), (iii) copyrights (including all registrations, applications for registration and renewal rights) and copyrightable subject matter, (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing, (v) trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, formulae, models, and methodologies, (vi) rights of publicity, privacy, and rights to personal information, (vii) moral rights and rights of attribution and integrity and (viii) all rights in the foregoing and in other similar intangible assets.

1.18	“IP License Agreement” means the Intellectual Property License Agreement, to be executed on or before the Closing Date, between TCZ, as licensor, and FREYR, as licensee.

1.19	“IP Sublicense Agreement” means IP Sublicense Agreement, to be executed on or before the Closing Date, between FREYR, as sublicensor, and TUM 1, as sublicensee.

1.20	“Knowledge” means and its cognates mean, with regard to TUS, the actual knowledge of the Persons on Schedule A after reasonable enquiry.

1.21	“Law” means any U.S. or non-U.S. federal, state, provincial, local or other constitution, law, statute, ordinance, rule, directive, regulation, published administrative position, policy or principle of common law issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Authority and any judgments, decisions, orders and awards made in respect of the foregoing, including for the avoidance of doubt any stock exchange rules.

1.22	“Module Operational Support Agreement” means the Operational Support Agreement, to be executed on or before the Closing Date, between TUS, as service provider, and FREYR, as manufacturer.

1.23	“Polysilicon Sales Agreement” means the Amended and Restated Sales Agreement (Polysilicon), to be executed on or before the Closing Date, between TVNW, as buyer, and TUM 1, as seller, amending and restating the Intercompany Sales Agreement between TVNW and TUM 1 dated July 16, 2024.

1.24	“Person” means any individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).

1.25	“RWE Offtake Agreement” means that certain Supply Contract by and between TUS and RWE Investco EPC Mgmt, LLC dated July 12, 2024, as amended from time to time.

1.26	“Sales Price” means the amount invoiced to each Customer for the sale of Covered Products calculated in accordance with the relevant Customer Contract. If and to the extent that pursuant to the relevant Customer Contract or otherwise TUM 1 grants the Customer any discount, rebate or otherwise reduces the invoices amount in connection with a rebate equal to the 45X Tax Credit granted for such Covered Products (a “45X Price Reduction”) and such reduction is not reflected on the invoice, then the Sales Price shall be reduced by the amount of such discount, rebate or other reduction.

1.27	“Services” means (i) the Marketing and Sales Services and (ii) the Aftermarket Support Services, in each case, under this Agreement.

1.28	“Service Fees” means (i) the Commissions and (ii) the Warranty and Aftermarket Support Fee.

1.29	“Solar Cell Manufacturing Facility” means the manufacturing facility to be developed and constructed by TUM 2, or any other Affiliate of TUM 1 or FREYR, after Closing, to be located in the United States.

1.30	“Solar Cells” means the solar photovoltaic P-Type or N-Type cells meeting certain technical and quality control standards to be included in the Covered Products.

1.31	“Solar Cell Operational Support Agreement” means the Solar Cell Operational Support Agreement, to be executed after the Closing Date, between TUS, as service provider, and FREYR, as manufacturer, as of the effective date of such agreement.

1.32	“Solar Cells Sales Agreement” means the Amended and Restated Sales Agreement (Solar Cells), to be executed on or before the Closing Date, between TED, as seller, and TUM 1, as buyer, amending and restating the Intercompany Sales Agreement between TED and TUM 1 dated July 16, 2024.

1.33	“Solar Modules” means the solar photovoltaic energy generating modules manufactured by or for TUM 1.

1.34	“Solar Module Manufacturing Facility” means the manufacturing facility owned by TUM 1 located at 1200 North Sunrise Road, Wilmer, Texas.

1.5	“Solar Wafer Sales Agreement” means the Sales Agreement (Solar Wafers) to be executed after the Closing Date between TED, as supplier, and TUM 2, as buyer.

1.6	“Sub-Representatives” means sub-representatives, subcontractors or other agents engaged by TUS to perform TUS’s obligations under this Agreement, other than Affiliates of TUS.

1.35	“Target Price” means the target price, for each Covered Product, determined in accordance with Exhibit A.

1.36	“TCZ” Trina Solar Co., Ltd., a company incorporated in the People’s Republic of China.

1.37	“TED” means Trina Solar Energy Development Pte. Ltd, a company organized under the Laws of the Republic of Singapore.

1.38	“Territory” means the United States of America.

1.39	“Third Party” means any Person other than TUM 1, TUS, and their respective Affiliates.

1.40	“Third-Party Service Provider” means a Third Party engaged by TUS to perform a portion of the Aftermarket Support Services, other than an Affiliate of TUS.

1.41	“Trademark License Agreement” means the Amended and Restated Trademark License Agreement, to be executed on or before the Closing Date, between TUS and TUM 1, amending, restating, replacing and renaming the Trademark License Agreement between TCZ and TUM 1 dated July 16, 2024.

1.42	“Trina Licensed Trademarks” means those trademarks, service marks or trade names licensed to TUM 1 under the Trademark License Agreement.

1.43	“TUM 2” means Trina Solar US Manufacturing Cell 1, LLC, a limited liability company organized under the Laws of Oklahoma.

1.44	“TUS Offtake Agreement” means the Supply Contract, to be executed on or before the Closing Date, between TUM 1, as supplier, and TUS, as purchaser, amending and restating the Supply Agreement between TUM 1 and TUS dated July 16, 2024.

1.45	“TVNW” means Trina Solar (Viet Nam) Wafer Company Limited, a company organized under the Laws of Vietnam.

1.46	“Warranty Provider” means TCZ.

2.	Appointment of TUS as Sales Representative.

2.1	Appointment. TUM 1 hereby appoints TUS, and TUS hereby accepts such appointment, as TUM 1’s exclusive sales representative to market and promote Covered Products in the Territory during the Term. TUM 1 shall not, directly or indirectly (other than through TUS), authorize or appoint any third-party (other than TUS) to act as a sales representative for Solar Modules manufactured by or for TUM 1 to customers and potential customers within the Territory and shall not itself actively and directly engage in sale efforts with respect to the Covered Products except in coordination with TUS. TUM 1 shall promptly pass on to TUS any inquiries received from any potential customer regarding sales of Covered Products.

2.2	Sub-Representatives. TUS shall be permitted to appoint its Affiliates and Sub-Distributors to perform its obligations hereunder, provided that (i) such Affiliates and Sub-Representatives are bound by obligations of confidentiality that are consistent with Section 8 of this Agreement, (ii) TUS shall in all cases retain full responsibility for the provision of the Services to be performed by any such Affiliates and Sub-Representatives and (iii) with regard to Sub-Distributors, TUM 1 has approved in writing, such approval not to be unreasonably withheld, conditioned or delayed.

3.	Responsibilities.

3.1	Marketing and Sales Activities. During the Term and subject to the terms and conditions of this Agreement, TUS shall provide services to TUM 1 relating to the marketing and sales of Covered Products in the Territory (the “Marketing and Sales Services”).

3.2	Customer Contracts

(i)	During the Term, TUS will, in good faith, (a) use reasonable best efforts to identify potential Customers for the sale of Covered Products with the aim that the total sales of Covered Products at all times, and on a reasonable forward basis, equals 5 GW or such other maximum capacity of the Solar Module Manufacturing Facility (“Opportunities” and each an “Opportunity”), (b) negotiate terms and conditions on which such prospective Customers would agree to purchase Covered Products, (c) reflect such terms and conditions in a draft Customer Contract. Unless TUS and TUM 1 agree otherwise in writing, in connection with each such Opportunity, TUS, Customer and TUM 1 will enter into a non-disclosure agreement acceptable to all such parties.

(ii)	Promptly upon identifying an Opportunity and finalizing a draft of a Customer Contract, TUS will present the Opportunity with reasonable detail about the potential Customer, its proposal and the draft Customer Contract to TUM 1 by written notice (email is sufficient).

(iii)	TUM 1 will reasonably consider all Opportunities and draft Customer Contracts presented by TUS and will promptly notify TUS in writing (email is sufficient) as to whether it accepts or declines each Opportunity, which will be at TUM 1’s sole discretion (any Opportunity accepted, an “Accepted Opportunity”).

(iv)	With respect to each Accepted Opportunity and subject to Section 3.2(v), TUM 1 will use commercially reasonable efforts to enter into a Customer Contract on the terms presented by TUS, provided that TUM 1 and the relevant Customer may agree to any amendments or modifications to the draft Customer Contract in their sole discretion, provided further that such amendments shall not create additional liability or risk to TUS as compared to the draft Customer Contract without TUS’s prior written consent.

(v)	TUM 1 may decline to pursue any Opportunity, including any Accepted Opportunity, in its sole discretion. After declining such Opportunity, TUM 1 may, but is not required to, provide to TUS the revised terms and conditions on which it would accept such Opportunity (as revised) and TUS will consider in good faith, with the relevant Customer, whether to pursue such revised Opportunity and in any such case, this Section 3.2 shall apply again as if it was a new Opportunity.

(vi)	TUS shall within ten (10) Business Days of the last day of each month provide to TUM 1, in writing, (a) a summary of reasonably viable Opportunities during such period, regardless of if it has been presented as an Opportunity under this Section 3.2, including material communications; and commercial terms, including name and category of customers, delivery time, volume, price, type of Solar Module; (b) marketing and sales plans with respect to the Services; (c) any updates and/or changes to information previously provided to TUM 1 under this Section 3.2(vi); and (d) any other information deemed material by TUS in its internal sales tracking ((a), (b), (c) and (d) collectively, “Sales Information”). If requested by the TUM 1 Project Manager, the Project Manager, or Operational Committee (as defined in the Module Operational Support Agreement), or any of its relevant Operational Subcommittees (as defined in the Module Operational Support Agreement), shall meet and discuss the Sales Information in good faith from time to time.

3.3	Aftermarket Support Services. During the Term and subject to the terms and conditions of this Agreement, TUS shall, on behalf of itself or through the use of an Affiliate, provide the aftermarket support and warranty support services set forth below (the “Aftermarket Support Services”) to Customers:

(i)	host and manage a call center for Customer complaints about the Covered Products;

(ii)	respond to and track Customer complaints about the Covered Products;

(iii)	cooperate with TUM 1 to inspect Covered Products that are alleged to be in violation of the Product Warranty for such Covered Products;

(iv)	cooperate with TUM 1 to manage inventory of Covered Products that have been returned by Customers under valid claims under the Product Warranty for such Covered Products; and

(v)	cooperate with TUM 1 to manage the resolution of claims from Customers for any Covered Products that are in breach of a Product Warranty,

for the avoidance of doubt, if any replacement Covered Products or spare parts are needed for TUS to provide the Aftermarket Support Services, TUM 1 shall provide such solar modules or parts to TUS at TUM 1’s own cost and expense.

3.4	Subcontracting of Aftermarket Support Services. TUM 1 acknowledges and agrees that TUS may provide any or all of the Aftermarket Support Services, in whole or in part, to TUM 1 directly or through one or more of its Affiliates or Third-Party Service Providers, provided that (i) such Affiliates or Third-Party Service Providers are bound by obligations of confidentiality that are consistent with Section 8 of this Agreement, (ii) TUS shall in all cases retain full responsibility for the provision of the Aftermarket Support Services to be performed by any such Affiliates or Third-Party Service Provider and (iii) TUM 1 shall have no obligations to such Affiliates or Third-Party Services Providers to pay any fees or expenses. For the avoidance of doubt, the Warranty and After Market Support Fee shall be the sole fee, cost or expense payable with respect to the Aftermarket Support Services, except for any replacement Covered Products or spare parts that are needed for TUS to provide the Aftermarket Support Services, which shall be provided by TUM 1 at its own cost and expenses.

3.5	Services Standards. TUS agrees that the Services will be provided (i) at the same quality level as such Services would have been provided by a professional provider of such Services; (ii) at least consistent with the practices used and adopted by (a) Service Provider with respect to similar services to the Marketing and Sales Services and (b) Service Provider and Warranty Provider with respect to similar services to the Sales and Aftermarket Support Services; (iii) using employees and contractors who are qualified, experienced, knowledgeable with and trained for the tasks assigned to such individuals; and (iv) in accordance with the terms and conditions of this Agreement.

3.6	Product Warranty.

(i)	Warranty Summary. Without prejudice to Section 3.3, Warranty Provider shall be responsible for providing the product warranty set forth on Exhibit B to each of the Customers for all Covered Products sold by TUM 1 (the “Product Warranty”), which included all remedies available to Customers as set forth in the Product Warranty and applicable laws.

(ii)	Buyer Assignment of Warranty. Each Customer may assign or otherwise transfer its rights under the Product Warranty to any Third Party in accordance with the Product Warranty’s terms and conditions, including, for the avoidance of doubt that each Customer may transfer rights under the Product Warranty to any subsequent purchaser of Covered Products. For avoidance of doubt, the Product Warranty is the sole warranty for the Covered Products, is provided by Warranty Provider, and no additional warranty is provided by TUM 1. SUCH PRODUCT WARRANTY IS PROVIDED SOLELY BY WARRANTY PROVIDER, NOT TUM 1, AND CONTAINS THE SOLE PRODUCT WARRANTY OBLIGATIONS APPLICABLE TO THE COVERED PRODUCTS. TO THE MAXIMUM EXTENT ALLOWED BY APPLICABLE LAW, SUCH PRODUCT WARRANTY PROVIDES TUM 1’S SOLE AND EXCLUSIVE REMEDIES UNDER ANY THEORY OF RECOVERY, FOR ANY CLAIM WITH RESPECT TO THE COVERED PRODUCTS OR THEIR FAILURE TO PERFORM, WHETHER SUCH CLAIMS ARE BASED IN CONTRACT, WARRANTY, TORT (INCLUDING FAULT, NEGLIGENCE, AND STRICT LIABILITY), STATUTE OR OTHERWISE, AND EVEN IF THE REMEDIES SET FORTH THEREIN ARE DEEMED TO HAVE FAILED OF THEIR ESSENTIAL PURPOSE. TUM 1 DISCLAIMS ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED BY OPERATION OF LAW OR OTHERWISE, AND EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY, INFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE; THERE ARE NO OTHER WARRANTIES GIVEN, EXPRESS OR IMPLIED.

3.7	Product Warranty Amendment. The Product Warranty may only be changed as related to the Covered Products sold to Customers under each Customer Contract to be entered into between TUM 1 and the relevant Customer, upon TUM 1’s approval which shall not be unreasonably withheld or delayed, and each Customer’s approval.

3.8	45X Tax Credit. TUM 1, or, if TUM 1 is disregarded as an entity separate from its owner for United States federal income tax purposes, the regarded owner of TUM 1’s assets for such purposes, shall use reasonable efforts to obtain the Advanced Manufacturing Production Credit, as defined in Section 45X of the Code enacted pursuant to Section 13502 of Public Law 117-169, 136 Stat. 1818 (August 16, 2022), commonly known as the Inflation Reduction Act of 2022 with respect to the production of Solar Modules at the Solar Module Manufacturing Facility (the “45X Tax Credit”); provided that such benefits may be obtained by claiming the 45X Tax Credit, by electing under section 6417 of the Code with respect to the 45X Tax Credit, or by electing under section 6418 of the Code with respect to the 45X Tax Credit.

3.9	Marketing Materials. From time to time during the Term, TUS will, using reasonable skill and in good faith develop sales literature, brochures, catalogs, price lists, and other related marketing materials for promotion of the Covered Products in the Territory. TUS will provide copies of all such marketing materials to TUM 1 for review and will consider suggestions by TUM 1 in good faith. Except with regard to TUM 1’s and its Affiliates’ trademarks, TUS retains all right, title and interest in and to all marketing materials developed by TUS and all modifications and improvements to such marketing materials.

3.10	Consents and Permits. Each of the Parties shall obtain and maintain all necessary licenses, permits, waivers, registrations, grants, authorizations, approvals, certifications and consents required perform its obligations hereunder.

3.11	Cooperation; Delays. Each Party shall (i) cooperate with the other Party in the performance of its obligations under this Agreement; (ii) consider in good faith all recommendations made by the other Party with respect to the subject matter of this Agreement; and (iii) require that its Project Manager (as defined below) respond promptly to any reasonable requests from the other Party for instructions, information, or approvals required by such Party in connection with the obligations under this Agreement. If a Party’s performance of its obligations under this Agreement is prevented or delayed by any action or omission of the other Party, such first Party shall not be deemed in breach of its obligations under this Agreement or otherwise liable for any costs, charges or losses sustained or incurred by the other Party, in each case, to the extent arising directly or indirectly from such prevention or delay.

4	Operational Management.

(i)	Project Managers. TUS and TUM 1 each hereby appoint a “Project Manager” to act as the primary point of contact for such Party regarding day-to-day matters relating to each Party’s obligations under this Agreement. Parties agree to appoint their respective Project Manager as soon as practical after the Effective Date. Each Party may replace its Project Manager by written notice (email sufficient) to the other Party’s Project Manager (provided that notice of any replacement of a Project Manager shall be effective only upon receipt of such written notice).

(ii)	Disputes. To the extent the Project Managers are unable to resolve any disagreements with respect to the Services, they shall refer the dispute to the Operational Committee established under Section 5.3 of the Module Operational Support Agreement. The Operational Committee or any relevant Operational Subcommittee, or Executives (as defined in the Module Operational Support Agreement) shall resolve such dispute in accordance with Section 5.3(vi) of the Module Operational Support Agreement. If, after an additional thirty (30) days from the meeting of such Executives, the Parties are still unable to resolve a deadlock, either Party may seek resolution in accordance with Section 16.

5.	Term; Termination.

5.1	Term. This Agreement is effective as the Effective Date and shall continue until the later of (1) the fifth (5th) anniversary of the date hereof and (2) the date the Obligations (as defined in the Credit Agreement) have been repaid in full in cash or otherwise discharged in accordance with the Credit Agreement (the “Term”), unless terminated earlier as provided herein; the Parties may mutually agree in writing to extend the term of this Agreement, if so agreed, the Term will include any such extension period.

5.2	Early Termination. In addition to any other rights of termination provided under this Agreement, this Agreement may be terminated as follows:

(i)	by either Party if the other Party is in material breach of this Agreement and fails to cure such breach within forty-five (45) days after written notice thereof by the non-breaching Party;

(ii)	by either Party if the other Party is in material breach of another Commercial Agreement and fails to cure such breach within the cure period set forth therein unless the Obligations (as defined in the Credit Agreement) have been repaid in full in cash or otherwise discharged in accordance with the Credit Agreement (in which case this Section 5.2(ii) does not apply);

(iii)	by either Party upon written notice to the other Party upon (a) the discontinuance, dissolution, liquidation and/or winding up of the other Party’s business, (b) the making, by the other Party, of any general assignment or arrangement for the benefit of creditors; the filing by or against the other Party of a petition to have it adjudged bankrupt under bankruptcy or insolvency Laws, unless such petition shall be dismissed or discharged within sixty (60) days, (c) the appointment of a trustee or receiver to take possession of all or substantially all of such Party’s assets, where possession is not restored to the appropriate Party within thirty (30) days or (d) the attachment, execution or judicial seizure of all or substantially all of the other Party’s assets where attachment, execution or judicial seizure is not discharged within thirty (30) days; and

(iv)	at any time upon the mutual written agreement of the Parties.

5.3	Effect of Termination. Upon termination of this Agreement for any reason, (i) TUS shall have no further obligation to provide Services; (ii) TUM 1 (a) shall have no obligation to pay for any Service incurred after the date of termination, and (a) will be responsible for all such services described in Section 3.1 and Section 3.3, unless TUS agrees in writing to provide all or any of such Services during a wind-down period after termination of this Agreement; (iii) each Party shall return or destroy all Confidential Information of the receiving Party in accordance with Section 8. Further, the termination of this Agreement shall not release any Party from the obligation to make payment of all amounts then or thereafter due and payable hereunder, including Commission for any Opportunity presented by TUS to TUM 1 prior to the termination to the extent such Opportunity leads to a Customer Contract (even if such Customer Contract is not signed until after the termination).

5.4	Suspension of Obligations. In addition to the right to terminate pursuant to Section 5.2(i), if either Party does not cure a material breach as set forth in Section 5.2(i), then the non-breaching Party may, without prejudice to any other right or remedy available to such Party, suspend performance of its obligations hereunder until such material breach has been cured.

5.5	Survival. The following sections of this Agreement shall survive the termination or expiration of this Agreement indefinitely: Sections 1, 6.3, 5.5, 7, 9, 10, 11, 12, 13, 14, 16, and 17.

6.	Service Fees.

6.1	Commissions. Subject to Section 6.5, as partial consideration for the Marketing and Sales Services, TUM 1 shall pay to TUS the following:

(i)	for sales of Covered Products representing the first 1.5 GW of Solar Module capacity under this Agreement, a commission equal to (a) $0.02 per watt of such Covered Products if TUM 1 produced such Covered Products using Solar Cells supplied to TUM 1 from outside of the Territory, including those Solar Cells supplied under the Solar Cells Supply Agreement; and (b) $0.035 per watt of such Covered Products if TUM 1 produced such Covered Products using Solar Cells supplied to TUM 1 from within the Territory (the “1.5 GW Commissions”);

(ii)	for sales of Covered Products representing any additional GW of Solar Module capacity, after the sales of the first 1.5 GW of Covered Products under (i) above, a commission equal to (a) two percent (2%) of the Sales Price of such Covered Products, plus (b) for sales of Covered Products that have a Sales Price that exceeds the Target Price, an amount equal to fifty percent (50%) of the amount that equals to: Sales Price minus the Target Price (the “3.5-plus GW Commissions” and together with the 1.5 GW Commissions, the “5-plus GW Commissions”); and

(iii)	in addition, an annual bonus equal to five percent (5%) of the higher of (1) Adjusted EBITDA of TUM 1 only, and (2) sixty percent (60%) of Adjusted EBITDA for TUM 1 and TUM 2 (the “Bonus Commissions” and together with the 5-plus GW Commissions, the “Commissions.”). Notwithstanding the foregoing, no Bonus Commissions shall be paid to TUS for any year where no Marketing and Sales Services are rendered during the relevant year by TUS to TUM 1.

6.2	Warranty and Aftermarket Support Fee. As partial consideration for the Product Warranty with respect to the Covered Products as set forth under this Agreement and the Aftermarket Support Services, TUM 1 shall pay TUS one percent (1%) of the Sales Price of such Covered Product (the “Warranty and Aftermarket Support Fee”) to be paid as set forth in Section 6.4(iii).

6.3	Allocation of Services Fees. The Parties agree the Services Fees provide partial consideration for the performance of TUS’ obligations under this Agreement and, in addition, provides partial consideration for the rights and licenses granted under the IP License Agreement, the Trademark License Agreement and other Commercial Agreements. For the avoidance of doubt, TUS may allocate the Services Fees to the IP License Agreement, the Trademark License Agreement and other Commercial Agreements in its sole discretion.

6.4	Payment of Service Fees.

(i)	Payments of 5-plus GW Commissions.

(a)	Commission Notice; Invoice. Within ten (10) Business Days of the relevant Quarterly Date (as defined in the Credit Agreement), TUM 1 shall deliver to TUS (email sufficient) a written report that sets forth, for such quarter, (1) a list of all Customer Contracts entered into by TUM 1 during such period; (2) a report listing (x) any invoices actually paid by Customers in accordance with the terms of the applicable Customer Contract and (y) any 45X Price Reduction given to a Customer in accordance with the terms of the applicable Customer Contract, in each case, during such quarter; and (3) TUM 1’s calculation of the applicable 5-plus GW Commission amount, which shall be calculated based on payments actually received by TUM 1 from its Customers for sales of Covered Products during such quarter, and reasonable supporting detail (the “Commission Notice”). Within five (5) Business Days of the receipt of the Commission Notice from TUM 1, TUS shall invoice TUM 1 for the applicable 5-plus GW Commission. Subject to Section 6.4(iv), TUM 1 shall pay the amount of such invoice in U.S. dollars within thirty (30) days after the date of receipt of the invoice by TUM 1.

(b)	Adjustments for 45X Tax Credit.

(1) If at the time of delivery of the Commission Notice, TUM 1 does not know the final amount of the 45X Tax Credit to be included in the Sales Price or Target Price, to the extent applicable, TUM 1 shall include its good faith estimate of the relevant amount of 45X Price Reduction that is reasonably likely to be passed through to Customers under Customer Contracts entered into during such periods as a rebate or discount (such amount the “Estimated 45X Tax Credit”), and TUM 1 may include such estimate in its calculation of the 3.5-plus GW Commission on the Commission Notice. For avoidance of doubt, if a Customer Contract does not provide a 45X Price Reduction then no such adjustment for 45X Tax Credit shall be made.

(2) For any calendar year in which any 3.5-plus GW Commission has been based on an Estimated 45X Tax Credit, TUM 1 shall calculate and provide to TUS a written notice setting out the final 45X Tax Credit to be included in the Sales Price for such calendar year promptly following the date on which all amounts comprising the relevant 45X Tax Credit have either been received by TUM 1 or an Affiliate of TUM 1, or have been utilized by TUM 1 or an Affiliate of TUM 1 to reduce actual cash taxes for federal income tax purposes, determined on a with-and-without basis, upon claiming the relevant 45X Tax Credit on a tax return for the applicable calendar year (such amount, the “Actual 45X Tax Credit” and such notice, the “45X Notice”). The 45X Notice shall include TUM 1’s good faith calculation of (i) the difference between the Actual 45X Tax Credit and the Estimated 45X Tax Credit and (ii) an updated calculation of the 3.5-plus GW Commission (the “Updated 3.5-plus GW Commission”).

(3) To the extent (i) the Updated 3.5-plus GW Commission is higher than the amount set out in the Commission Notice and (ii) the aggregate amount paid in Commissions or Royalties for the relevant calendar year does not exceed the Annual Commission and Royalty Cap, TUM 1 shall pay TUS the difference between the Updated 3.5-plus GW Commission and the amount set out in the Commission Notice in cash no later than thirty (30) days after the date of the 45X Notice.

(4) To the extent the Updated 3.5-plus GW Commission is less than the amount set out in the Commission Notice, TUS shall pay TUM 1 the difference between the Updated 3.5-plus GW Commission and the amount set out in the Commission Notice in cash no later than thirty (30) days after the date of the 45X Notice.

(ii)	Payment of Bonus Commissions.

(a)	Promptly after FREYR files its annual report (“FREYR Annual Report”) with the Securities Exchange Commission (“SEC”), TUM 1 shall deliver to TUS, the calculation of the Bonus Commissions (together with reasonable supporting detail). Subject to Section 6.4(iv), upon receipt of the calculation of Bonus Commissions from TUM 1, TUS shall invoice TUM 1 for the Bonus Commissions and TUM 1 shall pay the amount of such invoice in U.S. dollars within thirty (30) days from the last day of each March of each year (the relevant Quarterly Date for purposes of the payment of Bonus Commission), provided the FREYR Annual Report was timely filed with the SEC.

(b)	If FREYR fails to timely file its FREYR Annual Report in accordance with the rules promulgated under the Securities Exchange Act of 1934 or any other applicable rules of the SEC for more than thirty (30) days after such filing deadline, then the Parties shall meet and confer to discuss the calculation of the Bonus Commissions and TUM 1 shall provide its estimate of Adjusted EBITDA to TUS promptly thereafter (the “Bonus Commissions Estimate”). Subject to Section 6.4(iv), upon receipt of the calculation of the Bonus Commissions Estimate, TUS shall invoice TUM 1 for the Bonus Commissions Estimate and TUM 1 shall pay the amount of such invoice in U.S. dollars within thirty (30) days from the relevant Quarterly Date. Within fifteen (15) days of FREYR filing the late FREYR Annual Report with the SEC, TUM 1 shall deliver to TUS an updated calculation of the Bonus Commissions Estimate (together with reasonable supporting detail), if applicable (the “Updated Bonus Commissions”). Subject to Section 6.4(iv), if the Updated Bonus Commissions amount is greater than the Bonus Commissions Estimate, then TUS shall invoice TUM 1 for the difference between the Updated Bonus Commissions and Bonus Commissions Estimate and TUM 1 shall pay the amount of such invoice in U.S. dollars within thirty (30) days of the relevant Quarterly Date. If the Updated Bonus Commissions amount is less than the Bonus Commissions Estimate, then TUM 1 shall set off the difference between the Updated Bonus Commissions and the Bonus Commissions Estimate against amounts owed to TUS for Services in the following billing cycle; provided, however, that if the Updated Bonus Commissions is less than the Bonus Commissions Estimate for the last year of the Term, TUM 1 shall notify TUS of the amount of the excess of the Bonus Commissions Estimate over the Updated Bonus Commissions when it delivers the Updated Bonus Commissions to TUS, and TUS shall refund such excess within thirty (30) days thereafter.

(c)	If FREYR ceases to be a public company required to file an annual report with the SEC, TUM 1 shall deliver an audited financial statement of FREYR and calculation of the Bonus Commission (together with reasonable supporting detail) to TUS on or before April 30th of each calendar year following the calendar year during which the Marketing and Sales Services are provided for the calculation of Bonus Commissions, and TUS shall invoice TUM 1 for such Bonus Commissions and TUM 1 shall pay the amount of such invoice in U.S. dollars within thirty (30) days from the relevant Quarterly Date.

(iii)	Payment of Warranty and Aftermarket Support Fees. The Warranty and Aftermarket Support Fees shall be invoiced in accordance with the provisions of Section 6.4(i), mutatis mutandis.

(iv)	Payment Restrictions.

(1) No Service Fee shall be paid for any quarter where the conditions to make a Restricted Payment (as defined in the Credit Agreement) set out in Section 7.08(a) of the Credit Agreement (“Distribution Conditions”) are not satisfied.  Following any period of non-payment of Service Fees in accordance with this Section 6.4(iv)(1), on the first Quarterly Date where the Distribution Conditions are satisfied, TUM 1 shall pay any applicable Service Fees for that period and any Service Fees not previously paid to TUS, without interest.

(2) TUM 1’s obligation to pay the Services Fees and all other amounts due in connection with this Agreement is fully subordinated to TUM 1’s obligations under the Credit Agreement and the other Loan Documents (as defined in the Credit Agreement). TUS further waives any claims that it may be entitled to make under this Agreement until all the Obligations (as defined in the Credit Agreement) under the Credit Agreement have been discharged.

6.5	Limitations on Commissions. The Commissions due under Section 6.1 are subject to the Annual Commission and Royalty Cap. TUM 1 shall have no obligation to pay any invoice issued by (i) TUS under Section 6.4(i) or 6.4(ii) or 6.4(iii) under this Agreement, (ii) TUS under the Trademark License Agreement or (iii) TCZ under the IP License Agreement to the extent that the aggregate amount of all invoices issued with respect to Commissions or Royalties for any calendar year exceeds the Annual Commission and Royalty Cap (any such invoice in (i), (ii) or (iii) in excess of the Annual Commission and Royalties Cap, an “Excess Invoice”). Promptly upon becoming aware of any Excess Invoice, TUM 1 shall notify TUS and TCZ in writing (email sufficient) providing reasonable evidence that the Annual Commission and Royalty Cap has been met or exceeded. TUS and TCZ shall promptly cancel any Excess Invoices, in whole or with respect to the part of such invoice that exceeds the Annual Commission and Royalty Cap, and shall not issue any invoices with respect to the Commissions or Royalties with respect to the applicable calendar year. If TUM 1 becomes aware it has paid any amount in excess of the Annual Commission and Royalty Cap during any calendar year to TUS or TCZ, it shall promptly notify TUS and TCZ in writing setting out the amount of such payment (“Excess Amount”), including reasonable detail of its calculations (“Excess Notice”). Within ten (10) Business Days of such Excess Notice TUS or TCZ shall pay the Excess Amount to TUM 1 in immediately available funds. For the avoidance of doubt, the Annual Commission and Royalties Cap shall apply to all Commissions or Royalties with respect to any calendar year, even if such amount becomes due during a following calendar year.

6.6	Disputed Payments. If TUS disputes in good faith TUM 1’s calculation of Service Fees or if TUM 1 disputes in good faith an invoice for Services provided by TUS (in each case, a “Payment Dispute”), the disputing Party shall provide to the other Party an explanation of the basis for the dispute and TUM 1 shall pay to TUS the portion of the invoice that is not in dispute by the due date. Thereafter, the Parties shall discuss and try to resolve the disputed amount within one (1) week of receipt of such notice of dispute (the “Dispute Period”). If the Parties resolve the Payment Dispute within the Dispute Period and the disputed amount is determined to be properly due and payable, then the relevant Party shall pay to the other Party such disputed amount on or before ten (10) days after such determination. If the Payment Dispute has not been resolved by the end of the Dispute Period, then the Payment Dispute shall be referred to the Operational Committee and shall be resolved in accordance with the terms set forth in Section 4(ii).

6.7	Remedies for Failure to Pay Services Fees. Subject to Section 6.4(iv), 6.5 and 6.6, if TUM 1 fails to pay any Service Fees in accordance with the payment terms, then, without limiting TUS’ other rights and remedies, TUS shall have the right, in its sole discretion, to assess late charges in an amount equal to the lesser of 1.5% per month or, if lower, the maximum allowable under applicable Law. Except as expressly provided herein, TUM 1 shall have the right to withhold payments to TUS or reduce the amount of payments owed to TUS under this Agreement for fees, claims, damages, expenses or other amounts owed, or alleged to be owed, to TUM 1 from TUS under this Agreement or any other agreement.

6.8	Taxes. TUS acknowledges that the payment of the Commissions or the Warranty and Aftermarket Support Fee by TUM 1 under this Agreement may be subject to withholding obligations and other deductions under applicable Law. TUM 1 shall withhold or deduct all such amounts that TUM 1 determines is required under applicable Law and shall remit such amounts to the proper taxing authorities without any obligation to make any additional payments.

7.	Compliance with Laws. Each of TUS and TUM 1 shall comply with all Laws applicable to such Party and all Laws of the United States related to the performance of its obligations under this Agreement.

8.	Confidentiality.

(i)	Definition; Exclusions. Each Party acknowledges that, in connection with this Agreement, it will gain access to certain non-public, confidential, or proprietary information of the other Parties (“Confidential Information”). TUS’ Confidential Information includes its customer lists and its prospective customer lists. Confidential Information does not include information that at the time of disclosure is: (a) in the public domain; (b) known to the Party receiving it; (c) rightfully obtained by the receiving Party on a non-confidential basis from a Third Party; or (d) independently developed by the receiving Party without access to the other Party’s Confidential Information.

(ii)	Obligations. Each Party shall maintain each other Party’s Confidential Information in strict confidence, use it only in furtherance of this Agreement, and not disclose it to any other Person or entity, except to its employees, directors, officers, contractors, advisors, equity investors, lenders, and, with respect to TUM 1, Customer, in each case who (a) have a need to know such Confidential Information for such Party to exercise its rights or perform its obligations hereunder and (b) are bound by written nondisclosure agreements with such Person or entity. Notwithstanding the foregoing, each Party may disclose Confidential Information to the limited extent required to comply with an order of a court or other Governmental Authority, or as otherwise necessary to comply with applicable Law, provided that the Party making the disclosure pursuant to the order or in compliance with applicable Law shall first give written notice to the other Party as soon as reasonably practicable, to the extent legally permissible, to permit the other Party to object to the disclosure, and with respect to such order also shall first have made a reasonable effort to obtain a protective order to protect such disclosure.

(iii)	Return of Confidential Information. Upon expiration or termination for any reason of this Agreement, the receiving Party shall immediately (a) return all Confidential Information of the disclosing Party to the disclosing Party, or (b) destroy it. At the same time, the receiving Party shall provide the disclosing Party with a written certificate signed by an authorized representative of the receiving Party on the return or destruction of all such Confidential Information.

9.	Intellectual Property. All terms and conditions with respect to Intellectual Property relating to the Services, including, without limitation, the Parties’ respective ownership of Intellectual Property, each Party’s rights and licenses under Intellectual Property owned by the other Party and related representations and warranties, are set forth in the IP License Agreement and the Trademark License Agreement.

10.	Privacy and Data Security. The Parties acknowledge and agree that the terms of Section 12 (Privacy and Data Security) of the Module Operational Support Agreement are incorporated herein by reference and will form a part of this Agreement as if set forth herein in their entirety (the “Privacy and Data Security Terms”), mutatis mutandi. The Privacy and Data Security Terms shall remain in effect until this Agreement is terminated or expires, even if the Module Operational Support Agreement is no longer in effect.

11.	Representations and Warranties; Covenants

11.1	Mutual Representations and Warranties; Covenants. Each Party hereby warrants as of the date hereof, and with respect to (iii) covenants that (i) it has full power and authority to enter into this Agreement and perform its obligations hereunder; (ii) it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization; and (iii) it has not entered into, and during the Term will not enter into, any agreement that would prevent it from complying with this Agreement.

11.2	TUS Representations. TUS represents and warrants as of the date hereof of and covenants that to its Knowledge:

(i)	the Services provided to TUM 1 under this Agreement do not and will not contain or use any computer programs, data, work, designs, materials, technology or other information that infringe, misappropriate or otherwise violate the rights of any Third Party; and

(ii)	there is no claim pending or threatened in writing against TUS which may adversely affect TUS’ ability to provide the Services under this Agreement.

11.3	DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, STATUTORY, OR OTHERWISE. EACH PARTY SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, AND WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE, OR TRADE PRACTICE.

12.	Indemnification

12.1	Indemnification by TUS. TUS shall indemnify, defend, and hold harmless TUM 1, its Affiliates, and their respective officers, directors, members, managers, employees, and contractors (each, a “TUM 1 Indemnified Party”) from and against any loss, liability, or expense (including attorneys’ fees and costs) incurred by a TUM 1 Indemnified Party as a result of a claim or demand by an unaffiliated Third Party alleging or arising from (i) any breach of this Agreement by TUS; (ii) the negligence, gross negligence, willful misconduct or fraud by TUS, its Affiliates or its Affiliates’ officers, directors, members, managers or employees (including indirect employees provided through staffing agencies, contract employees); or (iii) TUS’ failure to comply with applicable Laws in the performance of the Services hereunder.

12.2	Indemnification by TUM 1. TUM 1 shall indemnify, defend, and hold harmless TUS, its Affiliates, and their respective officers, directors, members, managers, employees, and contractors (each, a “TUS Indemnified Party”) from and against any loss, liability, or expense (including attorneys’ fees and costs) incurred by a TUS Indemnified Party as a result of a claim or demand by an unaffiliated Third Party alleging or arising from (i) any breach of this Agreement by TUM 1; (ii) TUM 1’s failure to comply with applicable Laws in the performance of this Agreement; or (iii) the negligence, gross negligence, willful misconduct or fraud by TUM 1, its Affiliates or its Affiliates’ officers, directors, members, managers, employees or its contractors.

12.3	Procedures. The Party seeking to be indemnified pursuant to this Section 12 (as applicable, the “Indemnified Party”) shall be entitled to indemnification hereunder only: (i) if it gives written notice to the Party obligated to provide such indemnification hereunder (the “Indemnifying Party”) of any losses or claims, suits, or proceedings by Third Parties which may give rise to a claim for indemnification with reasonable promptness after receiving written notice of such claim (or, in the case of a proceeding, is served in such proceeding) or becoming aware of any such loss; provided, however, that failure to give such notice shall not relieve the Indemnifying Party of its obligation to provide indemnification, except if and to the extent that the Indemnifying Party is actually and materially prejudiced thereby, and (ii) once the Indemnifying Party confirms in writing to the Indemnified Party that it is prepared to assume its indemnification obligations hereunder, the Indemnifying Party has sole control over the defense of the claim, at its own cost and expense; provided, however, that the Indemnified Party shall have the right to be represented by its own counsel at its own cost in such matters. Notwithstanding the foregoing, (x) no Indemnifying Party shall have the right to assume control over the assertion of any claim, or the commencement of any action, in either case with respect to Taxes of the Indemnified Party, provided that the Indemnified Party shall not settle or resolve any such claim or action if doing would reasonably be expected to adversely impact the Indemnifying Party, including increasing the Indemnifying Party’s obligations pursuant to this Agreement, without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed; and (y) the Indemnifying Party shall not settle or dispose of any such matter in any manner which would require the Indemnified Party to make any admission, or to take any action (except for ceasing use or distribution of the items subject to the claim) without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. Each Party shall reasonably cooperate with the other Party and its counsel in the course of the defense of any such suit, claim, or demand, such cooperation to include using reasonable efforts to provide or make available documents, information, and witnesses and to mitigate damages.

12.4	Indemnification Period. Neither Party will have liability to the other Party for indemnification under Sections 12(i) and 12(i), respectively, unless notice of the claim is given by the Indemnified Party within two (2) years of the date that the cause of action become known or should have become known by the Indemnified Party.

13.	Insurance. During the Term, each Party will obtain and maintain the insurance policies appropriate to such Party’s risks under this Agreement (as determined by each Party in its sole discretion). The obligations of each of the Parties under this Agreement shall not be limited by availability or collectability of the insurance policies carried by such Party.

14.	Limitations on Liability

14.1	EXCEPT FOR EACH PARTY’S INDEMNIFICATION OBLIGATIONS IN SECTION 12 AND EXCEPT FOR A PARTY’S BREACH OF SECTION 8 (CONFIDENTIALITY), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY THIRD PARTY ARISING OUT OF OR RELATING TO THIS AGREEMENT FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, INDIRECT, OR PUNITIVE DAMAGES (INCLUDING, WITHOUT LIMITATION, LOSS OF PROFITS, LOSS OF USE, TRANSACTION LOSSES, OR OPPORTUNITY COSTS) RESULTING FROM, ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT.

14.2	EXCEPT FOR EACH PARTY’S INDEMNIFICATION OBLIGATIONS IN SECTION 12 AND EXCEPT FOR MANUFACTURER’S OBLIGATION TO PAY SERVICE FEES IN FULL WHEN DUE, IN NO EVENT SHALL EITHER PARTY’S TOTAL, AGGREGATE LIABILITY TO THE OTHER PARTY OR TO ANY OTHER THIRD PARTY FOR ANY AND ALL CAUSES OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT EXCEED THE HIGHER OF (I) $50,000,000 AND (II) THE AMOUNTS PAID OR PAYABLE BY TUM 1 TO TUS UNDER THIS AGREEMENT FOR SERVICES IN THE EIGHTEEN (18) MONTHS PRECEDING THE ACT OR OMISSION GIVING RISE TO THE CLAIMS (THE “BASE CAP”).

14.3	NOTWITHSTANDING ANY CONTRARY TERM IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT, INCLUDING EACH PARTY’S OBLIGATIONS IN IN SECTION 12, EXCEED THE HIGHER OF (I) $100,000,000 AND (II) THE AMOUNTS PAID OR PAYABLE BY TUM 1 TO TUS UNDER THIS AGREEMENT FOR SERVICES IN THE THIRTY SIX (36) MONTHS PRECEDING THE ACT OR OMISSION GIVING RISE TO THE CLAIMS (THE “INDEMNITY CAP”).

14.4	FOR AVOIDANCE OF DOUBT, MANUFACTURER’S OBLIGATION TO PAY SERVICE FEES IN FULL WHEN DUE IS NOT SUBJECT TO THE BASE CAP OR TO THE INDEMNITY CAP.

15.	Force Majeure. No Party shall be liable for failure to perform its obligations under this Agreement if such failure results from circumstances beyond such Party’s reasonable control (a “Force Majeure Event”). A Force Majeure Event includes any act, event or occurrence, whether it is foreseeable or unforeseeable, that materially affects the ability of either Party to perform any or all of its obligations under the Agreement and which is beyond the reasonable control of either Party and is not caused by each Party’s negligence or willful misconduct. Depending upon the facts and circumstances, a Force Majeure Event may include, but is not limited to: acts of God; tornados, hurricanes, typhoons, excessive rainfall, earthquakes, or other severe weather conditions; blight; famine; quarantines, epidemics, or pandemics (except for known and continuing effects of COVID-19 and its known variants prior to the Effective Date, including shelter-in-place orders, factory closures, employee repatriation and other restrictions, guidelines, closings, cancellations and/or precautionary measures undertaken by governmental action); any act of terrorism; war; sabotage; insurrection or civil strife; blockades or embargoes; explosions; regional or national labor disputes, including strikes; customs delays; failure of any Third Party shipping or delivery provider; closure or accidents involving harbors, docks, canals, or other infrastructure used by the shipping or transportation industries; shipping delays that could not be avoided through the exercise of reasonable diligence; and other unavoidable events. The affected Party will notify the other Party as soon as practicable after the occurrence of a Force Majeure Event, and shall use commercially reasonable efforts to mitigate or cure the effect of the Force Majeure Event. In the event that the Force Majeure Event continues for a period exceeding six (6) months, then either Party may suspend performance of this Agreement or terminate this Agreement upon written notice to the other Party. Neither Party shall pay damages to the other Party for termination of this Agreement due to a Force Majeure Event.

16.	Governing Law and Jurisdiction; Waiver of Jury Trial; Equitable Remedies

16.1	Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction). The application of the United Nations Conventions on the International Sale of Goods is explicitly excluded. Any legal suit, action or proceeding arising out of or based upon this Agreement shall properly and exclusively lie in the state and federal courts located in the state of Delaware, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such Party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

16.2	Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby or thereby. Each Party to this Agreement certifies and acknowledges that (a) no representative of any other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 16.2.

16.3	Equitable Relief. Each Party acknowledges that a breach by the other Party of this Agreement may cause the non-breaching Party irreparable harm, for which an award of damages would not be adequate compensation, and in the event of such a breach or threatened breach, the non-breaching Party will be entitled to seek equitable relief, including specific performance. The Parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies are not exclusive but are in addition to all other remedies available under this Agreement at Law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

17.	Miscellaneous.

17.1	Assignment.

(i)	Neither Party may assign this Agreement to any Third Party, in whole or in part, including by operation of Law or otherwise without the prior written consent of the other Party. For purposes of this Agreement, any Change of Control of a Party shall be deemed an assignment. “Change of Control” means (a) an acquisition of the Party by another Person by means of any transaction or series of related transactions pursuant to which such other Person becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the voting stock of the relevant Party (including any reorganization, amalgamation, exchange offer, business combination, merger, consolidation or similar transaction), or (b) a sale, transfer, assignment, conveyance, or other disposition, directly or indirectly, in one or a series of related transactions, of all or substantially all of the assets of the Party. “Beneficial owner” means a beneficial owner as defined in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934. Prohibited assignments are null and void. This Agreement shall be binding upon and shall inure to the benefit of the Parties’ permitted successors and assigns.

(ii)	Notwithstanding Section 17.1(i), TUM 1 may (a) subcontract a portion of its duties and obligations hereunder, (b) directly or indirectly, pledge, encumber, collaterally assign, transfer or otherwise grant a lien or other security interest on its rights hereunder (such pledge, encumbrance, assignment, transfer or grant, a “Pledge”) as collateral in connection with the Credit Agreement and (c) assign this Agreement in connection with a foreclosure (or a sale, assignment or other transfer in lieu of foreclosure) or other exercise of remedies of the Secured Parties (as defined in the Credit Agreement) (or any of their applicable representatives) with respect to the Pledge.

17.2	Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

17.3	Independent Contractors. The relationship between TUS and TUM 1 is that of independent contractors. Nothing contained in this Agreement or any of the other Commercial Agreements creates any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between or among the Parties or any of their respective Affiliates for any purposes whatsoever (including for U.S. federal income tax purposes), neither Party shall, or shall permit its Affiliates to, hold itself out as an agent, partner, joint venturer, employer, employee or fiduciary of the other Party (or any of its Affiliates) in connection with this Agreement (including for U.S. federal income tax purposes), and neither Party has authority to contract or bind the other Party in any manner whatsoever.

17.4	Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder (other than routine communications having no legal effect) must be in writing and sent to the respective Party at the following addresses (or at such other address for a Party as may be specified in a notice given in accordance with this Section 17.4). Notices sent in accordance with this Section 17.4 will be deemed effective: (i) when received, if delivered by hand (with written confirmation of receipt); (ii) when received, if sent by an internationally recognized overnight courier (receipt requested); or (iii) on the date sent by email (in each case, with confirmation of transmission, and only if an email address is provided by a Party to the other Party in a notice given in accordance with this Section 17.4), if sent during normal business hours of the recipient, and on the next day if sent after normal business hours of the recipient:

If to Trina Solar (U.S.), Inc.:

7100 Stevenson Boulevard

Fremont

CA 94538

Attention: Legal Department; Steve Liang

Email:	steve.liang@trinasolar.com

with a copy (which shall not constitute notice) to:

Dorsey & Whitney LLP

51 West 52nd Street

New York, NY 10019-6119

United States

Attention:	Catherine X. Pan-Giordano
Kevin Maler

Email:	pan.catherine@dorsey.com
maler.kevin@dorsey.com

If to TUM 1:

6&8 East Court Square, Suite 300
Newnan, Georgia 30263
Attention: Compliance Officer
Email: compliance-officer@freyrbattery.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
22 Bishopsgate
London, EC2N 4BQ
Attention: Denis Klimentchenko and Danny Tricot

Email:	denis.klimentchenko@skadden.com
danny.tricot@skadden.com

17.5	Interpretation. For purposes of this Agreement: (i) the words “include,” “includes,” and “including” will be deemed to be followed by the words “without limitation”; (ii) the word “or” is not exclusive; and (iii) the words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (a) to Sections and Exhibit refer to the Sections of, and Exhibits attached to this Agreement; (b) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (c) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted.

17.6	Entire Agreement. This Agreement, together with all Exhibit and attachments and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. This Agreement amends, restates and renames the Prior Agreement in its entirety, effective as of the Effective Date, and this Agreement continues in force without interruption on the terms and conditions set forth herein.

17.7	No Third-Party Beneficiaries. Except as provided in Section 12.1 (Indemnification by TUS) and Section 12.2 (Indemnification by TUM 1), this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

17.8	Amendment; Waiver. No amendment to this Agreement will be effective unless it is in writing and signed by both Parties. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power, or privilege arising from this Agreement will operate or be construed as a waiver thereof.

17.9	Severability. If any term or provision of this Agreement is invalid, illegal, void or unenforceable in any jurisdiction, such invalidity, illegality, voidability or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. The Parties further agree to replace such invalid, illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid, illegal, void or unenforceable provision.

17.10	Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first written above.

TRINA SOLAR (U.S.), INC.,
A Delaware corporation

By:	/s/ Steven Zhu
Name:	Steven Zhu
Title:	President, Director

TRINA SOLAR US MANUFACTURING MODULE 1, LLC,
A Texas limited liability company

By:	/s/ Su Wang
Name:	Su Wang
Title:	Treasurer

[signature Page To Sales Agency And Aftermarket Services Agreement]